Adamis Pharmaceuticals Corporation 8-K/A for January 1, 2010

Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549-7561

Gentlemen:

We have read the statements that we understand Adamis Pharmaceuticals, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Goldstein Lewin & Co.

Certified Public Accountants

Boca Raton, Florida
January 6, 2010